PLAN OF ACQUISITION
Disciplined LargeCap Blend Fund and
Principal Capital Appreciation Fund

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that Principal Capital
Appreciation Fund series of the Fund ("Principal Capital Appreciation")
acquire all of the assets of Disciplined LargeCap Blend Fund series of the Fund ("Disciplined LargeCap Blend") in exchange for the assumption by Principal Capital Appreciation of all of the liabilities of
Disciplined LargeCap Blend and shares issued by Principal Capital
Appreciation which are thereafter to be distributed by Disciplined
LargeCap Blend pro rata to its shareholders in complete liquidation and termination of Disciplined LargeCap Blend and in exchange for all of
Disciplined LargeCap Blend's outstanding shares.

         Disciplined LargeCap Blend will transfer to Principal Capital
Appreciation, and Principal Capital Appreciation will acquire from
Disciplined LargeCap Blend, all of the assets of Disciplined LargeCap
Blend on the Closing Date and will assume from Disciplined LargeCap
Blend all of the liabilities of Disciplined LargeCap Blend in exchange for the issuance of the number of shares of Principal Capital
Appreciation determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of
Disciplined LargeCap Blend in complete liquidation and termination of
Disciplined LargeCap Blend and in exchange for all of Disciplined
LargeCap Blend's outstanding shares.  Disciplined LargeCap Blend will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by Disciplined LargeCap Blend in proper form prior to the Closing Date shall be fulfilled by Disciplined
LargeCap Blend.  Redemption requests received by Disciplined LargeCap
Blend thereafter will be treated as requests for redemption of those shares of Principal Capital Appreciation allocable to the shareholder in question.

         Disciplined LargeCap Blend will declare, and Principal Capital
Appreciation may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

         On the Closing Date, Principal Capital Appreciation will issue to
Disciplined LargeCap Blend a number of full and fractional shares of
Principal Capital Appreciation, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of Disciplined LargeCap Blend.  The aggregate value of the net assets of Disciplined LargeCap Blend and Principal Capital
Appreciation shall be determined in accordance with the then current
Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 650 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on October 14, 2011, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Principal Capital Appreciation or Disciplined LargeCap Blend to
fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

         As soon as practicable after the Closing, Disciplined LargeCap
Blend shall (a) distribute on a pro rata basis to the shareholders of record of Disciplined LargeCap Blend at the close of business on the
Closing Date the shares of Principal Capital Appreciation received by
Disciplined LargeCap Blend at the Closing in exchange for all of
Disciplined LargeCap Blend's outstanding shares (the holders of Class
A, Class B, Class C, Class R-1, Class R-2, Class R-3, Class R-4, Class
R-5 and the Institutional Class shares of Disciplined LargeCap Blend will receive, respectively, Class A, Class B, Class C, Class R-1, Class
R-2, Class R-3, Class R-4, Class R-5 and Institutional Class shares of
Principal Capital Appreciation.

         For purposes of the distribution of shares of Principal Capital
Appreciation to shareholders of Disciplined LargeCap Blend, Principal
Capital Appreciation shall credit its books an appropriate number of its shares to the account of each shareholder of Disciplined LargeCap
Blend. No certificates will be issued for shares of Principal Capital
Appreciation. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of Disciplined LargeCap Blend, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to
evidence the appropriate number of shares of Principal Capital
Appreciation to be credited on the books of Principal Capital
Appreciation in respect of such shares of Disciplined LargeCap Blend as provided above.

         Prior to the Closing Date, Disciplined LargeCap Blend shall deliver to Principal Capital Appreciation a list setting forth the assets to be assigned, delivered and transferred to Principal Capital
Appreciation, including the securities then owned by Disciplined
LargeCap Blend and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by
Principal Capital Appreciation pursuant to this Plan.

         All of Disciplined LargeCap Blend's portfolio securities shall be delivered by Disciplined LargeCap Blend's custodian on the Closing Date to Principal Capital Appreciation or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of
Rule 17f-4 under the Investment Company Act of 1940, transferred to an
Fund in the name of Principal Capital Appreciation or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from Disciplined LargeCap Blend's Fund at its custodian to Principal Capital Appreciation' Fund at its custodian. If on the Closing Date Disciplined LargeCap Blend is unable to make good delivery to Principal Capital Appreciation' custodian of any of
Disciplined LargeCap Blend's portfolio securities because such securities have not yet been delivered to Disciplined LargeCap Blend's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and Disciplined LargeCap Blend shall deliver to Principal
Capital Appreciation' custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Principal Capital Appreciation, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by Principal Capital
Appreciation.

         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of Disciplined LargeCap Blend and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of
Directors at any time, except that after approval by the shareholders of Disciplined LargeCap Blend no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of Disciplined
LargeCap Blend.

         Except as expressly provided otherwise in this Plan, Principal
Management Corporation will pay $540 of out-of-pocket costs in connection with the transaction contemplated under this Plan as it relates to C shares of the Disciplined LargeCap Blend. Disciplined
LargeCap Blend will pay or cause to be paid all remaining out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.

        IN WITNESS WHEREOF, each of the parties hereto has caused this
Plan to be executed by its President or its Executive Vice President as of the 1st day of August, 2011.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired
Fund:
Disciplined LargeCap Blend Fund

By:/s/ Nora M. Everett
Nora M. Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
Principal Capital Appreciation
Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President

Agreed and accepted

PRINCIPAL MANAGEMENT CORPORATION

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President & COO